Exhibit 10.48

SFX ENTERTAINMENT INC.

430 Park Avenue

6th Floor

New York, NY 10022

June 3, 2013

Dear Mr. Rascoff,

We are delighted to confirm to you that we are offering you the position of Chief Operating Officer of SFX Entertainment Inc. (the “Company”), subject to the terms and conditions set forth herein:

Assuming you accept our offer, you will become an employee of the Company commencing with the start date stated in Section 1 hereof.  The terms and conditions of your employment with the Company are set forth in this letter agreement (this “Agreement”).

1.                                      Start Date and Term.

(a)                                 Your start date (“Start Date”) will be June 1, 2013.

(b)                                 The term of your employment as Chief Operating Officer shall continue for a period of three (3) years from your start date (the “Term”).

2.                                      Duties.

(a)                                 You will be required to have a presence at the Company’s headquarters in New York City (or wherever else located hereafter) for substantial periods in connection with the performance of your duties.  You will be expected to travel to the Company’s headquarters frequently, as well as travel elsewhere as needed from time to time.  You will report to the Chief Executive Officer of the Company or, subject to your consent, to a designee of the Chief Executive Officer.  You shall devote your full time, attention, energy, knowledge, best professional efforts and skills to the duties assigned to you; provided, however, that with the prior written consent of the Board of Directors of the Company (the “Board”), you may pursue professional endeavors within your areas of expertise and experience (including service as a director of not-for-profit organizations) to the extent that any such endeavors do not otherwise violate the terms of this Agreement, including, without limitation, any non-competition or non-solicitation provisions contained herein or therein, or otherwise interfere with or impinge upon the performance of your duties as set forth in this Agreement.  The Board may, at any time and in its sole discretion, revoke such written consent, in which event you shall immediately cease engaging in any and all such professional endeavors as described in the preceding sentence.

(b)                                 This will acknowledge that, notwithstanding any other terms of this agreement, you may continue to serve as President of Sunday Services, Inc. so long as it does not impair your ability to fulfill your responsibilities hereunder.

(c)                                  To the extent that the Board requires you to serve in capacities other than as Chief Operating Officer, but still relating to the responsibilities attendant to such position, you shall accept such responsibilities. Whether you serve in one capacity or several capacities, the compensation to which you will be entitled for doing so is set forth in Section 3 of this Agreement.

(d)                                 You shall continue your service on the Company’s Board of Directors until the earliest of your death, resignation, removal or the next annual meeting of the Board of Directors, at which you will be nominated to serve as a director again, subject, however, to the requirements that the nomination satisfy corporate governance legal requirements and not violate the fiduciary duty of the directors,.

3.                                      Compensation.

(a)                                 Base Salary.  In consideration for the performance of your services hereunder, you will be paid a base salary at the annual rate of $300,000.00 (“Base Salary”), payable in accordance with the Company’s normal payroll practices and subject to applicable tax and payroll withholdings and deductions. Currently, the Company’s payroll is payable on the fifteenth and the last day of each month.  As an exempt employee, you will not be eligible for overtime pay.

(b)                                 Guaranteed Bonus:  At the end of each calendar year of employment, you will receive a bonus in the minimum amount of Two Hundred Ten Thousand Dollars ($210,000.00).

(c)                                  Discretionary Bonuses.  During the Term, you will also be eligible to participate in any annual incentive compensation plan, program and/or arrangements as established by the Board, its Compensation Committee, or by the Chairman of the Board or the Chief Executive Officer of the Company, from time to time.  During the Term, for each calendar year, you may have a target bonus opportunity under such plan, program and/or arrangement in an amount to be established by the Board, its Compensation Committee, or by the Chairman of the Board or the Chief Executive Officer of the Company, whichever applicable, for such calendar year, which, in each case, will be based on the satisfaction of performance criteria to be established by the Board, its Compensation Committee, or by the Chairman of the Board or the Chief Executive Officer of the Company, whichever applicable, within the first three (3) months of each calendar year during the Term.  Payment of any bonuses to you will be made by the Company on March 31 of the calendar year immediately following the calendar year in which such bonus was earned and will be payable, in the Company’s discretion, in either cash, stock or both.  Unless expressly and specifically agreed to in writing, no bonus compensation will be deemed earned, paid or awarded unless you are in the continuous employment of the Company through the last day of the calendar year in which such bonus corresponds; however, any earned or accrued bonuses will be payable upon the date of early termination or expiration of this Agreement.

(d)                                 Equity Grants:  Subject to approval by the Company’s Compensation Committee, which is anticipated to occur no later than ninety (90) days after the Start Date, you shall receive a grant of options to purchase 1,400,000 common shares at $10.00 per share, one-third (1/3) of which shall vest upon execution of this Agreement and one-third (1/3) of which shall vest on each of June 1, 2014 and June 1, 2015.  Any grant of options you may have previously received as a Director of the Company shall vest upon execution of this Agreement.

(e)                                  Additional Grants:  You shall also be entitled to qualify for additional equity or option grants each year.

(f)                                   Subcontract:  You shall be entitled to retain consultants and/or advisors to assist you in the performance of your responsibilities hereunder, provided that, in lieu of receiving payments thereof, the Company shall make all or a portion of the payments due to you under this Agreement to such consultants or advisors per your direction.

4.                                      Benefits.

(a)                                 Subject to the eligibility requirements and other terms and conditions of the respective plan documents, you will be entitled to participate in benefits offered by the Company for similarly situated employees of the Company, as may be in effect or modified from time to time.

(b)                                 Furthermore, you are currently entitled to three (3) weeks of paid vacation time per calendar year (such vacation days to be prorated based on the date you commence employment with the Company) in accordance with, and subject to, the Company’s vacation policy, as it may change from time to time, with the timing of any such vacation to be agreed upon.

(c)                                  You will be entitled to a housing, meal, and travel allowance of Twenty Thousand Dollars ($20,000.00) per month relating to the requirement that you spend substantial time at the Company’s New York office.  You will be required to submit receipts evidencing such expenditures in accordance with Company guidelines.

(d)                                 You will also be entitled to six (6) round-trip tickets from New York to California during the first year of this agreement.  Such travel shall be in accordance with the Company’s travel guidelines relating to employees with your level of compensation and responsibility.

(e)                                  In addition, you will be entitled to reimbursement of travel and other business expenses in connection with travel other than as described in (c) and (d) above.  Such travel shall be in accordance with the Company’s travel guidelines relating to employees with your level of compensation and responsibility.  You will be required to submit receipt evidencing such expenditures in accordance with Company guidelines.

(f)                                   We understand that you will not be participating in the Company’s medical insurance and dental insurance plans (the “Plans”).  The Company will reimburse you, on a monthly basis, for medical and dental insurance you have purchased for yourself and your family until such time that you participate in the Plans, up to the amount the Company would have paid for medical and dental insurance for you and your family under the Plans.

5.                                      Severance.

(a)                                 In the event your employment with the Company is completely terminated either (i) on account of your death or Disability (as defined in Section 5(e) below), (ii) by the Company without Cause (as defined in Section 5(c) below) or (iii) by you due to Constructive Termination without Cause (as defined in Section 5(d) below):

(i)                                     You shall receive the Termination Payments (as defined in Section 5(b) below);

(ii)                                  You shall also be paid a lump sum by the Company, which shall be paid as soon as practicable but not later than sixty (60) days following such termination date, equal to the lesser of (1) twelve (12) months of your Base Salary or (2) the Base Salary payments remaining under this Agreement (the “Post Termination Salary Payment”);

(iii)                               You shall also be paid a pro-rated annual bonus, in a lump sum by the Company, which shall be paid as soon as practicable but not later than sixty (60) days following such termination date, in an amount equal to the prior year’s bonus, if any, pro-rated; and

(iv)                              The Company shall continue to pay the housing allowance described in Section 4(c) of this agreement for the lesser of (1) twelve (12) months after termination of your employment or (2) the remaining term of this Agreement as if it had not been terminated early.

(v)                                 Any stock options and/or restricted stock previously granted under Sections 3(c) and 3(d) of this Agreement shall vest as follows:

1.              If termination is by the Company without Cause or by you for Constructive Termination without Cause or due to your Death or Disability, or the Company elects not to renew your employment at the end of the Term, in the case of such a termination, all unvested stock options and/or restricted stock granted to you that are scheduled to vest during or at the end of the Term shall vest as of the date of termination; or

2.              If termination is due to Cause or by you not as a result of Constructive Termination without Cause, then you shall only be permitted to retain those stock options and/or restricted shares which have vested as of the date of termination.

(b)                                 In the event you voluntarily terminate your employment for any reason other than Constructive Termination without Cause or your employment is terminated by the Company for Cause (as defined in Section 5(c) below), you shall be paid, as soon as practicable but no later than sixty (60) days following such termination, (i) all earned but unpaid Base Salary through the date of termination; (ii) any previously awarded and unpaid bonus; and (iii) all unpaid reimbursable expenses incurred by you through the date of termination (the “Termination Payments”).  In either such event, you shall have no further obligation or liability to the Company in connection with the performance of this agreement (except the continuing obligations specified in Sections 7, 8 and 10 of this Agreement).

(c)                                  For the purposes of this Agreement, “Cause” shall mean that you have:

(i)                                     falsified or omitted information as required by Section 11 of this Agreement

(ii)                                  committed an act which has or reasonably can be expected to have a material adverse effect on the Company and which, as set forth in any employment handbook promulgated by the Company and as in effect from time to time, may lead to termination of employment, subject to a thirty (30) day cure period following the Company’s written notice of such act to the extent such act is curable;

(iii)                               engaged in any intentional act of fraud against the Company;

(iv)                              engaged in willful malfeasance or gross negligence in the performance of this Agreement or in your capacity as an employee of the Company;

(v)                                 refused to perform the duties required or requested consistent with your obligations under this Agreement and under law;

(vi)                              been convicted of a felony or entering a plea of nolo contendre to a felony charge;

(vii)                           materially breached this Agreement, subject to a fifteen (15) day cure period following the Company’s written notice of such breach to the extent such breach is curable;

(viii)                        engaged in any act which could reasonably be expected to (i) bring the Company into public disrepute, (ii) injure the Company’s customer or vendor relations or business prospects or (iii) cause a decline in the price of any publicly traded securities of the Company (for avoidance of doubt, this does not relate to a business decision made in good faith in the ordinary course of your responsibilities); or

(ix)                              engaged in an act which leads to a finding by the Securities and Exchange Commission, which, in the opinion of independent counsel selected by the Company, could reasonably be expected to impair or impede the Company’s ability to register, list, or otherwise offer its stock to the public, or to maintain itself as a publicly-traded company in good standing with the Securities and Exchange Commission.

(d)                                 For purposes of this Agreement, “Constructive Termination without Cause” means the termination of your employment at your initiative after, without your prior written consent, one or more of the following events:

(i)                                     any material diminution in your authority, duties or responsibilities as Chief Operating Officer;

(ii)                                  a material breach by the Company of this Agreement;

(iii)                               a material reduction in the Base Salary (unless such reduction is part of an overall and nondiscriminatory reduction by the Company to the base salaries of all similarly situated employees of the Company and such reduction is proportional in amount to the reductions suffered by all of such other employees), or the uncured failure by the Company to fulfill its obligations under this Agreement within thirty (30) days after written notice thereof from you to the Company.

For purposes of this Agreement, Constructive Termination without Cause shall not be deemed to exist unless the termination of your employment for Constructive Termination without Cause occurs within ninety (90) days following the initial existence of one of the conditions specified in clauses (i) through (iv) above, you provide the Company with written notice of the existence of such condition within sixty (60) days after the initial existence of the condition, and the Company fails to remedy the condition within thirty (30) days after its receipt of such notice.

(e)                                  For the purposes of this Agreement, “Disability” shall mean your inability, or failure, to perform the essential functions of your position, with or without reasonable accommodation, for any period of six (6) consecutive months or more, by reason of any medically determinable physical or mental impairment.

(f)                                   The Company will provide the following post-termination health and dental benefits under the circumstances outlined below:

(i)                                     The Company agrees that in the event of the your death during the Term, the Company will pay to your estate the following, which shall be distributed in accordance with your will or testamentary plan, as directed by any court having jurisdiction over such estate, or as directed by any duly appointed administrator or executor of your estate, the full costs relating to the continuation of any group health and dental plan provided through the company in which you participated at the time of your death, and through which coverage was provided to any of your dependent(s) at the date of your death, for a period of two (2) months following your death, without regard to the availability or expiration of any continuation option or feature provided by the plan(s), or as otherwise provided to a lesser extent by applicable law at the time of your death.

(ii)                                  In the event the Company terminates your employment without Cause (other than due to Disability or death), or there is a Constructive Termination without Cause, a continuation of the health and dental benefits provided to you and your covered dependents under the Company’s health and dental plans as in effect from time to time (except that if providing any such benefit under the terms of a plan would cause an adverse tax effect, the Company may provide you with equivalent cash payments outside of the plan at the same time the benefits would otherwise have been taxable to you) for a period of two (2) months following such termination, with no additional cost or charge payable by you.

(g)                                  Notwithstanding the foregoing, if at the time of your Separation from Service (as defined in Treasury Regulation 1.409A-1(h)) you are a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), any amount or benefits that constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A that becomes payable to you on account of your Separation from Service will not be paid until after the earlier of (i) first business day of the seventh month following your Separation from Service, or (ii) the date of your death (the “409A Suspension Period”). Within fourteen (14) calendar days after the end of the 409A Suspension Period, you shall be paid a cash lump sum payment equal to any payments (including interest on any such payments), and benefits that the Company would otherwise have been required to provide under this Section 5 but for the imposition of the 409A Suspension Period delayed because of the preceding sentence. Thereafter, you shall receive any remaining payments and benefits due under this agreement in accordance with the terms of this Section (as if there had not been any Suspension Period beforehand).

(h)                                 The Company may provide (in its sole discretion) that you may continue to participate in any benefits delayed, provided that you shall bear the full cost of such benefits during such delay period.  Upon the date such benefits would otherwise commence pursuant to this Section 5 hereof, the Company shall reimburse you the Company’s share of the cost of such benefits, to the extent that such costs otherwise would have been paid by the Company or to the extent that such benefits otherwise would have been provided by the Company at no cost to you, in each case had such benefits commenced immediately upon the termination of your employment.  Any remaining benefits shall be reimbursed or provided by the Company in accordance with the schedule and procedures specified herein.

(i)                                     General Release.  Notwithstanding any other provision of this Agreement, no benefits or amounts shall be payable under this Section 5 unless you execute and deliver a general release of claims in a form and manner reasonably satisfactory to the Company and to you including, but not limited to, a release of any and all claims arising out of this Agreement and your employment relationship with the Company, and such release has become irrevocable pursuant to its terms or applicable law (it being understood, however, that in no event will such release expand any of the post-termination restrictions and covenants referred to in Section 9).  A form of the Company release is attached hereto as Schedule A. You shall forfeit all rights to such payments and benefits unless such release is signed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days (or such longer period which is provided by law for review and revocation) following the date your employment with the Company is terminate.

6.                                      Compliance with Policies and Procedures.  You agree to be bound by and to comply fully with all of the Company’s policies and procedures for employees.

7.                                      Confidentiality.

(a)                                 You acknowledge that, as a result of your employment with the Company, you will be in possession of trade secrets and confidential and proprietary information (the “Confidential Information”) of the Company.  You agree to keep secret all Confidential Information and not to disclose Confidential Information to anyone outside of the Company (other than to the Company’s advisors, agents, consultants, financing sources and other representatives), except in connection with the performance of your duties under this Agreement, provided that: (i) you shall have no such obligation to the extent Confidential Information is or becomes publicly known, other than as a result of your breach of your obligations hereunder; and (ii) you may disclose such information if required by law, including pursuant to a court or similar order, but you agree to use reasonable efforts to provide the Company with prompt written notice of such court or similar order so that the Company may seek an appropriate protective order.  You agree to deliver promptly to the Company at the termination of your employment, or at any other time the Company may so request, all memoranda, notes, records, reports, and other documents (including electronically stored information) relating to the Company’s business which you obtained while employed by, or otherwise serving or acting on behalf of, the Company and which you may then possess or have under your control. You acknowledge that the disclosure of Confidential Information would have a material adverse effect on the operations and development of the business of the Company. Therefore, you agree that in the event of your failure to comply with the provisions of this Section 7(a) the Company shall be entitled to the entry of an injunction or other equitable relief against you without posting a bond, proof of damages or proof of an inadequate remedy at law and you shall not object to such injunction or equitable relief for any reason. This remedy shall be in addition to any other remedies available to the Company.

(b)                                 You agree not to disclose the terms of this Agreement to anyone except your immediate family and your tax advisors or legal counsel, prospective employers (but with disclosure limited to terms relating to your post-employment restrictions under this letter), pursuant to a court or similar order, or in connection with any proceeding to enforce your rights under this letter or any other agreement between you and the Company, except as otherwise required by applicable law.

8.                                      Company Work Product. You acknowledge and agree that all of the ideas, concepts, inventions and work product rendered or provided by you in connection with your employment hereunder which directly or indirectly relate to the Company’s business, whether alone or in conjunction with others (collectively, and without limitation, the “Company Work Product”), whether created at home or at the office and whether or not created during normal business hours, shall (a) be the sole and exclusive property of the Company and you shall not have any right, title or interest therein and (b) constitute “works made for hire” under all applicable copyright, trademark, and similar or related statutes, regulations, or decisional law.  In furtherance of the foregoing, you hereby assign to the Company all of your rights, title, and interest, whether choate or inchoate or whole or partial, in any Company Work Product created, developed, or discovered by you in connection with your employment.  You further agree to cooperate fully and promptly with, and otherwise facilitate, any efforts by the Company to vest in the Company all rights, title and interest in and to the Company Work Product and to register, preserve, and protect the Company Work Product from use by others, or from dilution or diminution.  You agree to execute and deliver any and all documents, agreements and instruments reasonably intended to evidence only the rights of the Company in the Company Work Product as provided in this Section 8. You hereby irrevocably name the Company as your attorney-in-fact, and irrevocably grant to the Company a limited power of attorney to execute and deliver any and all documents, agreements and instruments in your name as may be reasonably required to give effect to this Section 8; provided, that this power of attorney shall be exercised only with respect to any document, agreement or instrument that you fail to execute and deliver after five days written request by the Company.  The rights granted to the Company in this Section 8 shall continue in effect after the termination or expiration of your employment Term to the extent necessary for the Company’s full enjoyment of such rights.

9.                                      Section 409A.

(a)                                 It is the intention of both the Company and you that the benefits and rights to which you could be entitled pursuant to this Agreement comply with Code Section 409A and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention.  If you or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, each of us shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on you and on the Company).

(b)                                 If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of your employment shall be made unless and until you incur a “separation from service” within the meaning of Section 409A.

(c)                                  Neither the Company nor you, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(d)                                 For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which you are entitled under this Agreement shall be treated as a separate payment.  In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e)                                  Any reimbursements by the Company to you of any eligible expenses under this Agreement that are not excludable from your income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the earlier of the date on which they would be paid under the Company’s normal policies and the last day of the calendar year following the year in which the expense was incurred.  The amount of any Taxable Reimbursements during any calendar year shall not affect the expenses eligible for reimbursement in any other calendar year.  The right to Taxable Reimbursement shall not be subject to liquidation or exchange for another benefit.

10.                               Restrictive Covenants.

(a)                                 During the Term and for a period of one (1) year after termination of your employment hereunder you shall not, directly or indirectly, (i) solicit, induce or cause any individual or entity with whom the Company had a business relationship to reduce or terminate such Person’s business relationship with the Company or any of its affiliates or its successors or assigns; and you shall not, directly or indirectly, approach any such individual or entity for any such purpose, or authorize or assist in the taking of any of such actions for any such purpose or authorize or assist in the taking of any such actions by any individual or entity, (ii) engage in any Restricted Activity, (iii) acquire, or own in any manner, any interest in any entity that engages in any Restricted Activity, or that engages in any business, activity or enterprise that competes with any aspect of any of Restricted Activity, or (iv) be interested in (whether as an owner, director, officer, partner, member, manager, joint venturer, lender, shareholder, vendor, consultant, employee, advisor, agent, independent contractor or otherwise), or otherwise participate in the management or operation of, any entity that engages in any Restricted Activity or in any business, activity or enterprise that competes with any Restricted Activity; provided, however, that this Section 10(a) shall not apply to the ownership of less than five percent (5%) of the outstanding stock of any Person who has a class of securities that is publicly traded.

(b)                                 During the Term and for a period of one (1) year after termination of your employment hereunder you shall not, directly or indirectly (i) hire or offer employment to or seek to hire any employee of the Company or any successor or affiliate thereof, unless the Company first terminates the employment of such employee or gives its written consent to such employment or offer of employment, (ii) induce, solicit, persuade or encourage (or in any manner attempt to induce, solicit, persuade or encourage), or cause or authorize any other individual or entity to induce, solicit, persuade or encourage, any such employee or any other such employee of the Company or any successor or affiliate thereof, to leave the employ of his or her employer, (iii) induce, solicit, persuade or encourage (or in any manner attempt to induce, solicit, persuade or encourage), or cause or authorize any other individual or entity to induce, solicit, persuade or encourage, any individual or entity to cease, diminish or not commence doing business with the Company or any successor or affiliate thereof or (iv) disparage the Company or any successor or affiliate thereof or the business in which the Company is engaged to any individual or entity.

(c)                                  During the Term and for a period of one (1) year after termination of your employment hereunder the Company shall not, directly or indirectly disparage you to any individual or entity.

(d)                                 For purposes of this Section 10, the term “Restricted Activity” means any activity that is, or would reasonably be deemed to be, competitive with (i) any aspect of the business in which the Company is engaged (1) as operated prior to the date of this Agreement or (2) as contemplated by the Company to be operated in the future as of the date of this Agreement, in each case, anywhere in the world where the Company’s business may be conducted from time to time, or (ii) any business in which the Company and/or any of its affiliates are engaged or likely to engage as of the date hereof or as of the date of termination of your employment hereunder.

11.                               Background Information.  As more fully described on the following pages, the Company may conduct a background check, which may include a “consumer report” and/or an

“investigative consumer report” prepared by the Company or by a third party, in all cases commensurate with background checks conducted for similarly situated employees of the Company.  These reports may be obtained at any time after receipt of your authorization and, if you are hired, throughout your employment.  Falsification or omission of any information previously provided to the Company or provided to the Company on the attached release may disqualify you for employment or result in your immediate dismissal, if hired.  Your rights relating to this background check are more fully set forth on the attached release.

12.                               Representations.  You represent, warrant and covenant to the Company that you are free to execute this Agreement and provide the services contemplated hereunder and the engagement hereunder does not conflict with or violate, and will not be restricted by any pre-existing business relationship or agreement to which you are a party or are otherwise bound.  Without limiting the foregoing, you further represent, warrant and covenant to the Company that you are under no contractual commitments, including without limitation, any confidentiality, proprietary rights, non-solicitation, non-competition agreement or similar type of restrictive covenant agreement, inconsistent with your obligations to the Company and that you will not at any time during the course of your employment by the Company or any of its affiliates violate and/or breach, subject to any applicable cure periods, any obligation or contractual/common law commitment that you may have to a third party or prior employer.

13.                               Superseding of Prior Understandings or Agreements; No Employment or Compensation Guarantees or Other Modifications Except as Provided Herein.  You acknowledge that you have not relied on any oral or written representations or understandings not explicitly contained herein in executing this Agreement.  This Agreement supersedes any and all oral or written understandings or agreements regarding your employment with the Company or any of its affiliates, and any prior agreements are hereby terminated.  No employee or representative of the Company, other than in a writing signed by a duly authorized officer of the Company, may enter into any agreement or understanding (a) guaranteeing you employment with the Company for any specific duration, (b) providing you with a guaranteed level of compensation with the Company, whether incentive compensation, severance pay or otherwise, or (c) otherwise modifying the terms of this Agreement.

14.                               Miscellaneous.

(a)                                 This offer is subject to the satisfactory completion of the Company’s standard drug, background and reference screening used for similarly situated employees of the Company, authorization of your right to work in the United States, and the absence of any non-competition agreement or other restrictions that would prohibit or interfere with your working for the Company

(b)                                 If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under the law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.  This Agreement contains section headings for reference only. The headings in no way affect the meaning or interpretation of this Agreement.

(c)                                  You acknowledge that you have consulted counsel of your choosing with regard to the provisions of this Agreement.  You and the Company acknowledge that each has participated fully and equally in the negotiation and drafting of this Agreement and both have assumed the risk of any misrepresentation or mistaken understanding or belief relied upon by entering into this Agreement.

(d)                                 This Agreement and the Company’s rights and obligations hereunder are assignable and delegable, in whole or in part, by the Company only to (a) an affiliate of the Company or (b) a successor to the business of the Company, whether through acquisition, merger, purchase of all or substantially all of the assets of the Company, or similar transaction, if other executives of similar seniority are treated similarly.  For the purpose of this Section 14(d), “executives of similar seniority” shall mean the Chief Executive Officer, President, and/or Chief Financial Officer.  You shall be given written notice of such assignment.  Such affiliate or successor shall succeed to the rights and assume the obligations of the Company hereunder to the full extent of such assignment and/or delegation; provided, however, that no assignment shall relieve the Company of any of its obligations hereunder.

(e)                                  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving reference to the principles of conflicts of laws or where the parties are located at the time a dispute arises.  Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in New York City before a single arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures.  Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.  The arbitrator shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration.  Notwithstanding the foregoing, any action or proceeding initiated by the Company seeking any form of injunctive relief for a breach by you of any of Sections 7, 8 or 10 of this Agreement, including, without limitation, specific performance, shall be brought against you in the courts of the State of New York or, if the Company has or can acquire jurisdiction, in the United States District Court for the Southern District of New York (collectively, the “Courts”), and each party consents to the jurisdiction of the Courts in any such action or proceeding, and each party waives any objection to venue laid therein.

Signatures on following page

We look forward to you joining the Company.  If the terms of this Agreement are acceptable to you and you are ready, willing and able to abide by all the conditions enumerated herein, please sign and date this Agreement below.

Sincerely,

/s/ Robert F.X. Sillerman
Chairman
SFX Entertainment Inc.

Acknowledged and Agreed to:

/s/ Joseph F. Rascoff

Name:	Joseph F. Rascoff

Date:	6/7/13

SCHEDULE A

FORM OF RELEASE

GENERAL RELEASE OF CLAIMS

1.                                                                   (“Employee”), for himself and his family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the consideration received pursuant to Section 5 of the employment letter agreement to which this release is attached as Exhibit A (the “Agreement”), does hereby release and forever discharge SFX Holding Corporation (the “Company”), its subsidiaries, affiliated companies, successors and assigns, and its current or former directors, officers, employees, shareholders or agents in such capacities (collectively with the Company, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown including, but not limited to, all claims under any applicable laws arising under or in connection with Employee’s employment or termination thereof, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment.  Employee acknowledges that the Company encouraged him to consult with an attorney of his choosing, and through this General Release of Claims encourages him to consult with his attorney with respect to possible claims under the Age Discrimination in Employment Act (“ADEA”) and that he understands that the ADEA is a Federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefits and benefit plans.  Without limiting the generality of the release provided above, Employee expressly waives any and all claims under ADEA that he may have as of the date hereof.  Employee further understands that by signing this General Release of Claims he is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof.  Notwithstanding anything in this paragraph 1 to the contrary, this General Release of Claims shall not apply to (i) any rights to receive any payments or benefits pursuant to Section 5 of the Agreement, (ii) any rights or claims that may arise as a result of events occurring after the date this General Release of Claims is executed, (iii) any indemnification rights Employee may have as a former officer or director of the Company or its subsidiaries or affiliated companies, (iv) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy, and (v) any rights as a holder of equity securities of the Company.

2.                                      Employee represents that he has not filed against the Released Parties any complaints, charges, or lawsuits arising out of his employment, or any other matter arising on or prior to the date of this General Release of Claims, and covenants and agrees that he will never individually or with any person file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Employee pursuant to paragraph 1 hereof (a “Proceeding”); provided, however, Employee shall not have relinquished his right to commence a Proceeding to challenge whether Employee knowingly and voluntarily waived his rights under ADEA.

3.                                      Employee hereby acknowledges that the Company has informed him that he has up to twenty-one (21) days to sign this General Release of Claims and he may knowingly and voluntarily waive that twenty-one (21) day period by signing this General Release of Claims earlier.  Employee also understands that he shall have seven (7) days following the date on which he signs this General Release of Claims within which to revoke it by providing a written notice of his revocation to the Company.

4.                                      Employee acknowledges that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the State of New York applicable to contracts made and to be performed entirely within such State.

5.                                      Employee acknowledges that he has read this General Release of Claims, that he has been advised that he should consult with an attorney before he executes this general release of claims, and that he understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

6.                                      This General Release of Claims shall take effect on the eighth day following Employee’s execution of this General Release of Claims unless Employee’s written revocation is delivered to the Company within seven (7) days after such execution.

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